Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

OAKLAND, MARYLAND—May 8, 2009:  First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders for the quarter ended March 31, 2009 of $2.12 million (earnings per common share of $.35), compared to $3.14 million (earnings per common share of $.51) for the first quarter of 2008.  The decrease in net income resulted primarily from a ($1.1) million loss on the investment portfolio and $.7 million in increased provision expense.  Interest expense on our interest-bearing liabilities decreased $3.3 million due to the low interest rate environment, our decision to increase special pricing only for full relationship customers and certificates of deposit renewing at lower interest rates due to the short duration of our portfolio.  As a result, our net interest income for the first three months of 2009 increased $1.8 million when compared to the same period of 2008 and our net interest margin increased from 3.56% for the first three months of 2008 to 3.83% for the first three months of 2009.

William B. Grant, Chairman and Chief Executive Officer stated, “The efforts of our retail staff continue to be commendable as deposit growth remains strong and profitable.  Reduced interest expense on both retail and wholesale deposits continues to drive our increasing net interest margin.”

The provision for loan losses was $2.0 million for the three months ended March 31, 2009, compared to $1.4 million for the same period of 2008.  The increased provision is due primarily to specific allocations for impaired loans for which management has determined that the collateral supporting the loan is not adequate to cover the loan balance and increases in the qualitative factors as a result of the current recession and distressed economic environment during 2008 and the first three months of 2009.

“Our management and credit quality teams have demonstrated an uncommon commitment to provide effective financial solutions to our commercial borrowers during this challenging economic environment.  While our provision expense remains high, we believe that we have been proactive in recognizing troubled credits and potential loss situations,” according to Mr. Grant.

For the quarter ended March 31, 2009, the Corporation’s annualized return on average assets and average shareholders’ equity were .58% and 9.66%, respectively, compared to .82% and 11.92%, respectively, for the same period in 2008.

Total assets were $1.66 billion at March 31, 2009, an increase of $16.5 million (1.0%) since December 31, 2008.  During this time period, gross loans decreased $11.3 million, cash and interest-bearing deposits in banks increased $43.9 million and our investment portfolio decreased $19.7 million.  Total liabilities decreased by approximately $7.9 million during the first quarter of 2009, reflecting increases in total deposits of $.6 million and decreases in long-term and short-term borrowings of $.3 million and $8.2 million, respectively.

Gross loans decreased $11.3 million (1.0%) to $1.12 billion at March 31, 2009 when compared to gross loans at December 31, 2008.  Continued growth in commercial loans ($6.1 million) was offset by a decline in the residential mortgage and construction portfolio ($6.1 million) and a decline in the installment portfolio ($11.3 million).  The decrease in installment loans is primarily attributable to a decline in the indirect loan portfolio resulting from a slowdown in economic activity and management’s de-emphasis on this form of lending product.  The decrease in the residential mortgage portfolio is attributable to the increased amount of loans being refinanced with other lenders as borrowers seek long-term fixed rate loans in the current low interest rate environment.  The growth in the commercial portfolio is a result of continuous growth in our new market areas.  At March 31, 2009, approximately 73% of the commercial loan portfolio was collateralized by real estate, compared to 74% at December 31, 2008.

Total deposits increased $.6 million to $1.22 billion at March 31, 2009 when compared to deposits at December 31, 2008.  Interest-bearing demand deposits decreased $8.9 million and non-interest-bearing demand deposits increased $15.3 million.  Time deposits decreased $6.5 million due to the reduction of wholesale and public funding of $57 million offset by increased retail deposits due to successful promotions in time deposit products.  We are shifting our focus to longer-term liabilities as we anticipate a flat to rising interest rate environment in the future.

Comparing March 31, 2009 to December 31, 2008, shareholders’ equity increased 33.5%, from $72.7 million to $97.1 million. The increase of $24.4 million in shareholders’ equity is attributable to receipt of $30 million in January 2009 from the sale of preferred securities to the U.S. Department of the Treasury pursuant to its Capital Purchase Program, offset slightly by the $6.8 million increase in the accumulated other comprehensive loss due to the unrealized losses in the investment portfolio at March 31, 2009.  The book value per share decreased from $11.89 at December 31, 2008 to $10.95 at March 31, 2009.  Book value per share excludes the $30 million of U.S. Treasury Preferred Stock.

At March 31, 2009, there were 6,122,410 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net Interest Income (Tax Equivalent Basis)

Net interest income increased $1.9 million (14.9%) during the first three months of 2009 over the same period in 2008 due to a $3.3 million (27.7%) decrease in interest expense, offset by a $1.4 million (5.9%) decrease in interest income.  The decrease in interest income resulted primarily from a decrease in interest rates on loans during the first three months of 2009 when compared to the first three months of 2008.  The decreases in interest rates throughout 2008 contributed to the decrease in the average rate on our average earning assets of 82 basis points, from 6.93% for the first three months of 2008 to 6.11% for the first three months of 2009.

Interest expense also decreased during the first three months of 2009 when compared to the same period of 2008 due to a reduction in interest rates on interest-bearing liabilities.  Average interest-bearing liabilities increased in the first three months of 2009 by $156.3 million when compared to the same time period for 2008, with average interest-bearing deposits increasing by approximately $92.9 million since March 31, 2008.  The effect of the decreasing rate environment throughout 2008 and the first quarter of 2009, our decision to increase special pricing only for full relationship customers and the short duration of our portfolio resulted in a 127 basis point decrease in the average rate paid on our average interest-bearing liabilities from 3.65% for the three months ended March 31, 2008 to 2.38% for the same period of 2009.

The net result of the aforementioned factors was a 27 basis point increase in the net interest margin during the first three months of 2009 to 3.83% from 3.56% for the same time period of 2008.

Asset Quality

The ratio of non-performing and 90 days past-due loans to total loans at March 31, 2009 was 3.44%, compared to 2.47% at December 31, 2008 and .69% at March 31, 2008.  The ratio of non-performing and 90 days past-due loans to total assets at March 31, 2009 was 2.33%, compared to 1.71% at December 31, 2008 and ..46% at March 31, 2008.  Performing loans considered impaired loans, as defined and identified by management, amounted to $30.0 million at March 31, 2009 and $56.5 million at December 31, 2008.  This decrease since December 31, 2008 is directly attributable to the charge offs of several large commercial loans and an increase in non-accrual loans.  Loans are identified as impaired when the loan is classified as substandard and management determines that it is probable that the borrower will not be able to pay principal and interest according to the contractual terms of the loan.  These loans consist primarily of acquisition and development loans.  The fair values are generally determined based upon independent third party appraisals of the collateral or discounted cash flows based upon the expected proceeds.  Specific allocations have been made where management believes there is insufficient collateral and no secondary source of repayment is available.

The allowance for loan losses decreased to $13.3 million at March 31, 2009, compared to $14.3 million at December 31, 2008.  The provision for loan losses was $2.0 million for the first three months of 2009, compared to $1.4 million for the same period of 2008.  The increase in the provision for loan losses in 2009 when compared to the same period of 2008 was in response to the increase in net charge-offs and non-performing loans, the results of our quarterly review of the adequacy of the factors discussed previously, and specific allocations for impaired loans.  As part of our loan review process, management has noted an increase in foreclosures and bankruptcies in the geographic areas where we operate.  Additionally, the current economic environment has caused a decline in real estate sales.  Consequently, we have closely reviewed and applied a sensitivity analysis to collateral values to more adequately measure potential future losses.  Where necessary, we have obtained new appraisals on collateral.  Specific allocations of the allowance have been provided in instances where losses may occur.

Management believes that the allowance at March 31, 2009 is adequate to provide for probable losses inherent in our loan portfolio.  Amounts that will be recorded for the provision for loan losses in future periods will depend upon trends in the loan balances, including the composition of the loan portfolio, changes in loan quality and loss experience trends, potential recoveries on previously charged-off loans and changes in other qualitative factors.

Non-Interest Income and Non-Interest Expense

Other operating income decreased $1.8 million during the first three months of 2009 when compared to the same period of 2008. The decrease is primarily attributable to the recognition of a ($1.1) million loss on the investment portfolio and $.7 million in increased provision expense.  We also saw decreases in service charge income due to decreased consumer spending. Revenues in our trust department and income on our bank owned life insurance policies also decreased due to declines in the market values of assets under management and reduced interest rates.  These declines were offset slightly by increased insurance premium income as a result of acquisitions during 2008.

Other operating expenses increased $.6 million or 6.1% for the three months of 2009 when compared to the three months of 2008.  The increase was due principally to increases in personnel expenses as we continue our expansion in Morgantown, West Virginia, Frederick, Maryland and in the markets served by our insurance agencies.  Other operating expenses have also shown increases in data processing expenses, other real estate expenses and increases in FDIC premiums.

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC.  The Corporation also offers a full range of insurance products and services to customers in its market areas through First United Insurance Group, LLC.  These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia.  The Corporation’s website is www.mybankfirstunited.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol :  FUNC
(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2009	2008
EARNINGS SUMMARY
Interest income	$22,373	$23,858
Interest expense	$8,547	$11,829
Net interest income	$13,826	$12,029
Provision for loan and lease losses	$2,049	$1,387
Noninterest income	$2,590	$4,340
Noninterest expense	$10,986	$10,354
Income taxes	$1,002	$1,493
Net income	$2,379	$3,135
Net Income Available to Common Shareholder	$2,120	$3,135
Cash dividends paid	$1,221	$1,226

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2009	2008
PER COMMON SHARE
Basic/Diluted Net Income Per Share	$0.39	$0.51
Basic/ Diluted Net Income Per Common Share	$0.35	—

Book value	$10.95	$16.69
Closing market value	$8.38	$19.66

Common shares outstanding at period end	6,122,410	6,121,374

PERFORMANCE RATIOS (Period End annualized)
Return on average assets	0.58%	0.82%
Return on average shareholders' equity	9.66%	11.92%
Net interest margin	3.83%	3.56%
Efficiency ratio	64.87%	61.52%

PERIOD END BALANCES	31-Mar	31-Dec	31-Mar
	2009	2008	2008

Assets	$1,655,569	$1,639,104	$1,572,049
Interest Earning assets	$1,474,856	$1,489,609	$1,441,889
Gross loans and leases	$1,123,206	$1,134,546	$1,055,015
Consumer Real Estate	$412,310	$418,350	$397,846
Commercial	$581,996	$575,991	$512,277
Consumer	$128,900	$140,205	$144,892
Investment securities	$334,907	$354,595	$378,727
Total deposits	$1,223,515	$1,222,889	$1,112,266
Noninterest bearing	$123,027	$107,749	$99,945
Interest bearing	$1,100,488	$1,115,140	$1,012,321
Shareholders' equity	$97,062	$72,690	$102,176

CAPITAL RATIOS
Period end capital to risk- weighted assets:
Tier 1	10.97%	10.59%	11.16%
Total	12.22%	12.18%	12.31%

ASSET QUALITY
Net charge-offs for the quarter	$3,111	$3,526	$534
Nonperforming assets: (Period End)
Nonaccrual loans	$38,176	$24,553	$4,656
Restructured loans	$1,199	$468	$-
Loans 90 days past due and accruing	$467	$3,476	$2,637
Other real estate owned	$2,513	$2,424	$855
Total nonperforming assets and past due loans	$66,943	$50,774	$14,544
Allowance for credit losses to gross loans, at period end	1.18%	1.26%	0.77%
Nonperforming and 90 day past-due loans to total loans, at period end	3.44%	2.47%	0.69%
Nonperforming loans and 90 day past-due loans to total assets, at period end	2.33%	1.71%	0.46%